                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              QUIDEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                               QUIDEL CORPORATION
                              10165 McKellar Court
                               San Diego, CA 92121
                                 (619) 552-1100


July 2, 1999


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Tuesday, July 27, 1999, at 10:00 a.m., at the Wyndham Garden Hotel, 5975 Lusk Boulevard, San Diego, California 92121. At this meeting you will be asked to consider and vote upon the election of seven nominees to the Board of Directors and such other matters as may come before the meeting.

Enclosed are the Notice of the Annual Meeting, the Proxy Statement, and a copy of Quidel's Annual Report to Stockholders.

You are urged to vote on, date, sign and return the enclosed proxy in the enclosed prepaid envelope addressed to American Stock Transfer and Trust Company, our agent, to ensure that your shares will be represented at the meeting. Prompt response is helpful, and your cooperation will be appreciated. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

The Board of Directors and the officers of Quidel look forward to seeing you at the meeting.


Sincerely yours,


/s/ Andre de Bruin


Andre de Bruin
Vice Chairman,
President and Chief Executive Officer

                               QUIDEL CORPORATION
                              10165 MCKELLAR COURT
                               SAN DIEGO, CA 92121
                                 (619) 552-1100
                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 27, 1999

Dear Quidel Stockholder:

The annual meeting of Stockholders of Quidel Corporation will be held on Tuesday, July 27, 1999, at 10:00 a.m., at the Wyndham Garden Hotel located at 5975 Lusk Boulevard, San Diego, California 92121, for the following purposes:

     1. To elect seven directors to the Board of Directors to serve for the ensuing year and until their successors are elected; and

     2. To transact other business properly presented at the meeting or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on May 31, 1999 are entitled to receive notice of and to vote at the meeting and any adjournment of the meeting.

The Board of Directors of Quidel Corporation recommends that the stockholders vote for the seven nominees for the Board of Directors named in the accompanying Proxy Statement.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                               By Order of the Board of Directors,

                               /s/ Charles J. Cashion

                               Charles J. Cashion,
                               Senior Vice President, Corporate Operations,
                               Chief Financial Officer and Secretary

San Diego, California

July 2, 1999

                               QUIDEL CORPORATION
                              10165 MCKELLAR COURT
                           SAN DIEGO, CALIFORNIA 92121
                                 (619) 552-1100

                                ----------------
                                 PROXY STATEMENT
                                ----------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JULY 27, 1999

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quidel Corporation, a Delaware corporation, for use at the 1999 Annual Meeting of Stockholders to be held on Tuesday, July 27, 1999, and at any and all adjournments and postponements of the meeting. This Proxy Statement and the accompanying form of proxy will be first mailed to stockholders on or about July 2, 1999. Proxies allow properly designated individuals to vote on your behalf at the meeting.

We will pay for the cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies, estimated to be approximately $10,000. Proxies may be solicited in person or by telephone or facsimile by personnel of Quidel who will not receive any additional compensation for such solicitations. Quidel will pay brokers or other persons holding stock in their name or the names of their nominees for the expenses of forwarding soliciting material to their principals.

                                     VOTING

The close of business on May 31, 1999 has been fixed as the record date (the "Record Date") for determining which stockholders are entitled to notice of and to vote at the meeting. On the Record Date, 23,822,491 shares of Quidel's voting common stock were outstanding. Each share of common stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the meeting. A quorum is required to transact business at the meeting. The holders of a majority of the outstanding shares of common stock on the Record Date and entitled to be voted at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting and any adjournments and postponements of the meeting. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Unless otherwise designated, each proxy will be voted FOR the seven nominees for election as directors named below. The seven nominees receiving the highest number of votes at the meeting will be elected. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted according to the stockholder's directions. Any stockholder has the power to revoke his or her proxy at any time before it is voted at the meeting by submitting a written notice of revocation to the Secretary of Quidel or by filing a duly executed proxy bearing a later date. The proxy will not be voted if the stockholder who executed it is present at the meeting and elects to vote in person the shares represented by the proxy. Attendance at the meeting will not by itself revoke a proxy.

                              ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

Quidel's directors are to be elected at each annual meeting of stockholders. At the meeting, seven directors will be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The nominees receiving the greatest number of votes at the meeting, up to seven directors, will be elected. THE BOARD OF DIRECTORS OF QUIDEL RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE SEVEN NOMINEES NAMED BELOW FOR THE BOARD OF DIRECTORS.

The nominees for election as directors at the meeting set forth in the table below are all incumbent directors. The Board of Directors currently intends to appoint Richard C.E. Morgan to continue as the Chairman of the Board provided that he is reelected. In addition, the Board of Directors currently intends to appoint Andre de Bruin to continue as the Vice Chairman of the Board provided that he is reelected. Each of the nominees has consented to serve as a director if elected. Unless authority to vote for any director nominee is withheld in a proxy, it is intended that each proxy will be voted FOR the nominee. If any of the nominees for director should before the meeting become unable to serve if elected, it is intended that shares represented by proxies will be voted for such substitute nominees as may be recommended by Quidel's existing Board of Directors, unless other directions are given in the proxies.


                                                                                                    DIRECTOR SINCE
  NAME OF NOMINEE                       AGE                PRINCIPAL OCCUPATION                     (FISCAL YEAR)
  ----------------                      ---                --------------------                     -------------
Richard C.E. Morgan                     55          Managing Partner, Amphion Capital                    1991
                                                    Management, L.L.C.

Andre de Bruin                          52          Vice Chairman, President and Chief                   1998
                                                    Executive Officer, Quidel Corporation

John D. Diekman, Ph.D.                  56          Managing Director, Bay City Capital, L.L.C.          1988

Thomas A. Glaze                         52          Chief Executive Officer, Metabolex, Inc.             1979

Margaret G. McGlynn, R.Ph.              39          Senior Vice President, Worldwide Human               1996
                                                    Health Marketing, Merck & Co., Inc.

Mary Lake Polan, M.D., Ph.D.            55          Professor and Chair, Department of                   1993
                                                    Gynecology and Obstetrics, Stanford
                                                    University School of Medicine

Faye Wattleton                          55          President, Center for Gender Equality                1994


RICHARD C.E. MORGAN has been a director of Quidel since May 1990 and Chairman since July 1995. Since January 1998, Mr. Morgan has been the Managing Member of Amphion Capital Management, L.L.C., a private equity and venture capital firm and the successor company to the asset management division of James D. Wolfensohn, Inc. Since 1986, he has been a Managing Member of Amphion Partners L.L.C. (formerly Wolfensohn Partners L.P.), a venture capital partnership that is the general partner of Amphion Ventures L.P. (formerly Wolfensohn Associates L.P.). Mr. Morgan is currently chairman and a director of AXCESS, Inc., a RFID security systems company, a director of Celgene Corporation, a biopharmaceutical company, a director of ChromaVision Medical Systems, Inc., a medical diagnostics company, a director of Indigo N.V., a digital printing systems company, and is chairman and a director of several private technology and healthcare companies. Mr. Morgan is also a director of ORBIS International, Inc., a non-profit organization dedicated to fighting blindness worldwide.

ANDRE DE BRUIN was appointed President and Chief Executive Officer of Quidel on June 9, 1998. Since June 23, 1997, Mr. de Bruin has been Vice Chairman of the Board and a part-time employee. Prior to joining Quidel, Mr. de Bruin was President and Chief Executive Officer of Somatogen, Inc., a biopharmaceutical company, since July 1994. He was elected Chairman of the Board of Somatogen in January 1996. Baxter International, Inc. acquired Somatogen in May 1998. Prior to joining Somatogen, Mr. de Bruin was Chairman, President and Chief Executive Officer of Boehringer Mannheim Corporation, a U.S. subsidiary of Corange Ltd., a private, global health care corporation. He held that position since 1989. Mr. de Bruin serves on the Board of Directors of Diametrics Medical, Inc., a public company that manufactures and markets proprietary critical care blood and tissue analysis systems, and Metabolex, Inc., a privately held company founded to develop therapeutics for diabetes and related metabolic diseases. He has been involved in the global health care industry for more than twenty-eight years in pharmaceuticals, devices and diagnostics.

JOHN D. DIEKMAN, Ph.D. is a managing director of Bay City Capital, L.L.C., an investment banking company. Dr. Diekman is currently a director of Affymax N.V., a pharmaceutical company, and Chairman of Affymetrix Inc., a genomics and gene chip company. He also serves as a director of LJL Biosystems, a laboratory systems manufacturer, Metabolex, Inc., a pharmaceutical development company and Hilltop Laboratories, a site management organization. Dr. Diekman is Chairman of the Board of The Scripps Research Institute. Dr. Diekman was President and Chief Operating Officer of Quidel from April 1988 until 1991.

THOMAS A. GLAZE, a co-founder of Quidel, has been a director since April 1979 and was appointed Chairman of the Board in December 1980, a position he held until April 1992. Mr. Glaze served as President of Monoclonal Antibodies, Inc., the predecessor of the Company, from April 1979 to April 1988 and Chief Executive Officer from April 1988 to January 1991. Mr. Glaze is currently Chief Executive Officer of Metabolex, Inc., a pharmaceutical development company, and a director of Fluitek Corporation, a distributor of industrial fluid filter elements.

MARGARET G. MCGLYNN, R.Ph. serves as the Senior Vice President of Worldwide Human Health Marketing at Merck & Co., Inc., where she is responsible for providing marketing and overall commercial leadership to the development of Merck human health products and franchises on a global basis. Prior to assuming her current responsibilities, Ms. McGlynn served as Senior Vice President of Health and Utilization Management at Merck-Medco Managed Care. She also previously held several positions at Merck in the U.S. Pharmaceutical division, including sales, marketing, business development and managed care marketing.

MARY LAKE POLAN, M.D., Ph.D. has served as the Chair of the Department of Gynecology and Obstetrics at Stanford University School of Medicine since 1990. She received her Bachelor of Science Degree from Connecticut College, followed by a Ph.D. in Molecular Biophysics and Biochemistry, and an M.D. from Yale University School of Medicine. She remained at Yale New Haven Hospital for her residency in Obstetrics and Gynecology, followed by a Reproductive Endocrine Fellowship. She was on the faculty at Yale University until 1990, when she joined Stanford University. She is a practicing clinical Reproductive Endocrinologist with a research interest in ovarian function and granulosa cell steroidogenesis. More recently, her interests have been in the interaction between the immune and endocrine systems and the role of monokines in reproductive events. Dr. Polan also serves on the Medical Advisory Board of Vivus, Inc., a public company developing a treatment for impotence, and on the Board of Directors of American Home Products, Metra Biosystems, Inc., a public company that manufactures and markets products regarding the metabolism of bone and other connective tissues, (Quidel has recently signed a definitive agreement to acquire Metra Biosystems, Inc. in an all cash tender offer), and ChromaVision Medical Systems, Inc.

FAYE WATTLETON brings to the Board of Directors over 25 years of experience as a leader and administrator in the fields of women's health and reproductive rights. She is past president of the Planned Parenthood Federation of America. Since 1995, she has been President of the Center for Gender Equality, a research and education institution, and since 1985, President of Mefel Associates, a management consulting firm. She was inducted into the National Women's Hall of Fame in 1993. Ms. Wattleton received her Bachelor of Science Degree in nursing from Ohio State University and her Master of Science Degree from Columbia University in midwifery and maternal and infant health. She is the holder of 12 honorary doctorates. She presently serves on the Board of Directors of Estee Lauder Companies, Empire Blue Cross and Blue Shield, Biotechnology General, and The Henry J. Kaiser Family Foundation.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

The Board of Directors held a total of seven meetings during the fiscal year ended March 31, 1999 ("fiscal 1999").

EXECUTIVE COMMITTEE

The Executive Committee of the Board of Directors consisted of Mr. Morgan, Mr. de Bruin, Roger F. Greaves and Rockell N. Hankin. Mr. Greaves and Mr. Hankin were members of the Executive Committee until their resignations on June 9, 1998. The Executive Committee met one time, May 8, 1998, during fiscal 1999 and disbanded in July 1998 upon the appointment of Mr. de Bruin as President and Chief Executive Officer.

AUDIT COMMITTEE

During fiscal 1999, the Audit Committee of the Board of Directors consisted of Dr. Diekman, Mr. Glaze and Ms. Wattleton. Dr. Diekman has been Chairman of the Audit Committee since July 1998. The Audit Committee recommends engagement of the independent auditors and approves the services performed by the auditors. In addition, the Audit Committee reviews and evaluates Quidel's accounting principles and its system of internal accounting controls. The Audit Committee met two times in fiscal 1999.

NOMINATING AND COMPENSATION COMMITTEE

From April 1, 1998 to June 9, 1998, the Compensation Committee of the Board consisted of Ms. McGlynn, Dr. Polan, Mr. Greaves and Mr. Hankin. Mr. Greaves was Chairman of the Compensation Committee and Mr. Hankin was a member of the Compensation Committee until their resignations on June 9, 1998. Mr. Morgan was appointed Chairman of the Compensation Committee in July 1998 and was acting Chairman since June 9, 1998. On July 28, 1998, the Compensation Committee was changed to the Nominating and Compensation Committee and consisted of Mr. Morgan (Chairman), Ms. McGlynn and Dr. Polan. The Compensation Committee reviews and approves Quidel's compensation policies. The Compensation Committee met four times during fiscal 1999. The report of the Compensation Committee begins on page 13.

All directors attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees, if any, upon which the directors served.

DIRECTOR COMPENSATION

Directors who are not employees of Quidel receive an annual retainer of $12,000, except for the Chairman of the Board who receives an annual retainer of $18,000. In addition, non-employee directors receive a meeting fee of $1,500 per meeting. The chairman of each committee of the Board of Directors also receives an annual retainer of $1,000.

Ms. Wattleton is currently serving as a consultant to Quidel. She received a total of $10,000 for consulting services rendered during fiscal 1999.

Mr. de Bruin served as a part-time employee of Quidel until June 9, 1998, when he was appointed President and Chief Executive Officer by the Board of Directors.

Under Quidel's 1996 Non-Employee Directors Plan, each non-employee director is automatically granted a one-time option to purchase 40,000 shares of common stock (subject to a four-year quarterly vesting schedule) upon election or appointment to the Board of Directors. All such options are granted at exercise prices equal to the fair market value of the common stock on the date of grant. As of March 31, 1999, options to purchase 240,000 shares of common stock under the plan were outstanding.

NOTICE REQUIREMENTS APPLICABLE TO STOCKHOLDER NOMINATIONS

The bylaws of Quidel provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder's intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to the Secretary, Quidel Corporation, 10165 McKellar Court, San Diego, California 92121. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the address provided above, not less than 60 days nor more than 90 days prior to the scheduled annual meeting. However, if less than 60 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be received not later than the close of business on the 10th day following the day on which the notice of the date of the scheduled annual meeting was mailed or the day on which the public disclosure was made. A stockholder's notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the person's name, age, business address and residence address, (ii) the person's principal occupation or employment, (iii) the class and number of shares of capital stock beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; and (b) as to the stockholder giving the notice (i) the name and address of the stockholder, as they appear on Quidel's records, and (ii) the class and number of shares of stock that are beneficially owned by the stockholder on the date of the stockholder notice.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Quidel's common stock beneficially owned as of May 31, 1999 by (i) those known to be the beneficial owners of more than five percent (5%) of the outstanding common stock, (ii) each of the present directors and nominees for director, (iii) each executive officer, and a former officer that was not serving as an officer at the end of the fiscal 1999, named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group.

On May 31, 1999 there were 23,822,491 shares of common stock outstanding.

                                                                               BENEFICIAL OWNERSHIP
                                                                                OF COMMON STOCK(1)
                                                                           -----------------------------
                                                                            NUMBER
              NAME                                                         OF SHARES          PERCENT(2)
              ----                                                         ---------          ----------
              BENEFICIAL OWNERS
              Larry N. Feinberg (3)..................................      2,266,100            9.51%
                 c/o Oracle Investment Management, Inc.
                 712 Fifth Avenue, 45th Floor
                 New York, New York

              Morgan Investment Corporation(4).......................      1,658,254            6.96%
                 60 Wall Street, New York, New York

              DIRECTORS
              Richard C.E. Morgan(5).................................      1,020,847            4.28%
              Andre de Bruin(6)......................................        258,320            1.07%
              John D. Diekman, Ph.D.(7)..............................         59,427             *
              Thomas A. Glaze(8).....................................        273,940            1.15%
              Margaret G. McGlynn, R.Ph.(9)..........................         35,000             *
              Mary Lake Polan, M.D., Ph.D.(10).......................         52,900             *
              Faye Wattleton(11).....................................         47,000             *

              NAMED EXECUTIVE OFFICERS
              Charles J. Cashion.....................................            --              *
              Charles H. Bowden(12)..................................         37,500             *
              Mark E. Paiz(13).......................................         17,109             *
              John D. Tamerius(14)...................................         77,445             *
              Robin G. Weiner(15)....................................         54,004             *
              Lauren G. Otsuki(16)...................................        107,898             *
              Steven C. Burke (17) ..................................        208,250             *
              All directors and executive officers
                 as a group (14 persons)(18).........................      2,249,640            9.09%

---------

  *   Less than one percent

(1) Except for voting powers held jointly with a person's spouse, represents sole voting and investment power unless otherwise indicated.

(2) The percentage ownership for each stockholder is calculated by assuming the exercise or conversion of all warrants, rights, options and convertible securities held by such holder exercisable or convertible within 60 days of the Record Date, and the non-exercise and non-conversion of all other outstanding warrants, rights, options and convertible securities.

(3) Based on his Schedule 13G dated December 31, 1998, in which Larry N. Feinberg reported the beneficial ownership of 2,266,100 shares of common stock. The Schedule 13G reports that Larry N. Feinberg has sole power to vote or direct the vote and dispose or direct the disposition of 2,234,300 of the shares, and that there is no shared voting or dispositive power with respect to any of the shares.

(4) Based on its Schedule 13G dated February 13, 1999, wherein J.P. Morgan & Co. Incorporated, J.P. Morgan Capital Corporation, and J.P. Morgan Investment Corporation reported the beneficial ownership of 1,658,254 shares of common stock. The Schedule 13G reports that these three have shared power to vote or direct the vote and dispose or direct the disposition of all 1,658,254 shares.

(5) Includes 824,747 outstanding shares of common stock held by Amphion Partners L.L.C. (formerly Wolfensohn Partners L.P.), 10,000 outstanding shares of common stock held by Antiope Partners L.L.C. and 61,100 outstanding shares of common stock held by Amphion Investments L.L.C. Mr. Morgan may be deemed to have voting and investment power as to all of the shares held by Amphion Partners L.L.C., Antiope Partners L.L.C. because of his position as general partner of the sole general partner of both Amphion Partners L.L.C. and Antiope Partners L.L.C., and Amphion Investments L.L.C. Mr. Morgan disclaims beneficial ownership as to all these shares. Also includes 50,000 shares of common stock issuable to Mr. Morgan upon exercise of options that are exercisable on or within 60 days after the Record Date.

(6) Includes 256,820 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date. Mr. de Bruin previously served as a part-time employee of Quidel. As a part-time employee, Mr. de Bruin received a nonstatutory stock option to purchase up to 300,000 shares of common stock, at an exercise price equal to 100% of the fair market value on the date of grant. Mr. de Bruin's part-time employment ended as of June 9, 1998, when he was appointed President and Chief Executive Officer. The terms of the offer made to Mr. de Bruin included the cancellation and termination of the existing 300,000 options and the issuance of a new grant of options to purchase up to 1,428,420 shares of the common stock. These options vest as follows: 25,000 options vested immediately, 927,280 options will vest ratably over four years at a rate of 6.25% per quarter (i.e. 57,955 shares per quarter) and the remaining 476,140 options will vest after four years, or earlier, upon Quidel's attainment of performance milestones agreed upon by the Board of Directors and Mr. de Bruin. The first 30,769 stock options to vest in any calendar year, until all of the 927,280 options are vested, will be Incentive Stock Options. The remaining options that vest in a calendar year will be non-qualified options.

(7) Includes 46,000 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(8) Includes 46,000 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(9) Includes 30,000 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(10) Includes 52,000 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(11) Includes 47,000 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(12) Includes 37,500 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(13) Includes 14,500 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(14) Includes 62,489 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(15) Includes 34,889 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(16) Includes 83,892 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(17) Includes 156,760 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(18) All directors and named executive officers as a group, including 917,850 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

All information with respect to beneficial ownership of the shares referred to in this section is based on filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to Quidel by the beneficial owners.

                             EXECUTIVE COMPENSATION

The following table sets forth the cash compensation paid or accrued by Quidel to (i) its present and former Chief Executive Officer, (ii) the other five most highly compensated executive officers who were serving as of March 31, 1999,
(iii) an officer who would have been highly compensated but for the fact he joined Quidel in the latter half of fiscal 1999 and (iv) a former officer who would have been a highly compensated officer but for the fact he was not serving as an officer at the end of fiscal 1999.

                                                                                   COMPENSATION AWARDS
                                                   ANNUAL COMPENSATION       -------------------------------
                                                -------------------------                      ALL OTHER
NAME AND PRINCIPAL POSITIONS            YEAR    SALARY($)(1)    BONUS ($)    OPTIONS(#)     COMPENSATION ($)
----------------------------           -----    ------------    ---------    ----------     ----------------
Andre de Bruin(2).................      1999         361,286           --     1,428,420         173,495
  President and Chief                   1998          66,923           --            --              --
  Executive Officer                     1997              --           --            --              --

Steven T. Frankel(3)..............      1999         227,899           --            --              --
  Former President and                  1998         272,092       83,000       150,000              --
  Chief Executive Officer               1997         256,986           --        75,000              --

Charles J. Cashion(4) ............      1999          60,000        20,000      225,000              --
 Senior Vice President,                 1998              --            --           --              --
 Corporate Operations, Chief            1997              --            --           --              --
 Financial Officer and Secretary

Charles H. Bowden(5) .............      1999         125,426        25,000      200,000          14,211
  Chief Medical Officer and Vice        1998              --            --           --              --
  President, Infectious Diseases        1997              --            --           --              --

Mark E. Paiz(6).....................    1999         132,590         6,000       52,000              --
  Vice President, Operations            1998              --            --           --              --
                                        1997              --            --           --              --

 John D. Tamerius...................    1999         174,265            --       15,000              --
  Vice President, Research and          1998         144,104        21,615       25,000              --
  Development                           1997         136,731            --       25,000              --
                                                                                                     --

                                                                                   COMPENSATION AWARDS
                                                   ANNUAL COMPENSATION       -------------------------------
                                                -------------------------                      ALL OTHER
NAME AND PRINCIPAL POSITIONS            YEAR    SALARY($)(1)    BONUS ($)    OPTIONS(#)     COMPENSATION ($)
----------------------------           -----    ------------    ---------    ----------     ----------------
Robin G. Weiner.....................    1999         146,432            --       15,000              --
  Vice President, Clinical              1998         135,309        20,296       25,000              --
  Development and Regulatory Affairs    1997         121,686            --       25,000              --

Lauren G. Otsuki(7)..............       1999         186,650            --       15,000              --
  Former Vice President and             1998         176,349        26,452           --              --
  Business Manager, International       1997         166,777            --       40,000              --

Steven C. Burke(8)................      1999         174,950            --       15,000              --
  Former Vice President,                1998         158,212        23,732       25,000              --
  Finance and Administration            1997         149,532            --       25,000              --
  Chief Financial Officer

(1) The amounts shown include cash compensation the executive officers earned and received, or deferred pursuant to Quidel's 401(k) Plan. Quidel did not make any contributions to executive officers' accounts under the 401(k) Plan for the periods April 1, 1996 to March 31, 1999.

(2) At the meeting of the Board of Directors on June 9, 1998, the Board voted to appoint Mr. de Bruin President and Chief Executive Officer. Pursuant to the terms of the offer made to Mr. de Bruin, he is employed at will, with an annual salary of $370,000 that commenced on July 6, 1998. Mr. de Bruin will receive the benefits offered to all Quidel executive officers. In addition to those benefits, Quidel agreed to pay the costs of Mr. de Bruin's relocation to the San Diego area and provide an unsecured bridge loan to enable Mr. de Bruin to purchase a residence in San Diego. Mr. de Bruin repaid the bridge loan, plus interest, in March 1999. A portion of the relocation assistance was taxable and Quidel "grossed-up" the taxable amounts based on the applicable federal and state tax rates. The total compensation relating to Mr. de Bruin's relocation amounted to $173,495.

(3) Mr. Frankel resigned from his positions as President and Chief Executive Officer as of March 2, 1998. Pursuant to the terms of his Employment Agreement dated March 3, 1998, Mr. Frankel was available to provide services until December 31, 1998.

(4) Pursuant to an Employment Agreement dated December 14, 1998, Mr. Cashion joined Quidel as Senior Vice President, Corporate Operations, Chief Financial Officer and Secretary, with an annual salary of $225,000. In addition, Mr. Cashion received a signing bonus of $20,000. Mr. Cashion is employed at will, and will receive the benefits offered to all Quidel executive officers.

(5) Pursuant to an Employment Agreement dated September 1, 1998, Dr. Bowden joined the Company as Chief Medical Officer and Vice President, Infectious Diseases with an annual salary of $215,000. In addition, Dr. Bowden received a signing bonus of $25,000. Dr. Bowden is employed at will, and will receive the benefits offered to all Quidel executive officers. In addition to those benefits, Quidel agreed to (1) pay the costs of Dr. Bowden's relocation to the San Diego area, including temporary living costs and reasonable costs associated with the purchase of a new home, such as allocable closing costs and financing costs and (2) reimburse Dr. Bowden for all mortgage interest, property taxes, reasonable property maintenance costs and reasonable selling and closing costs associated with the relocation. To the extent that any of the relocation assistance will be deemed taxable income to Dr. Bowden, Quidel has agreed to "gross-up" the taxable amounts based on the applicable federal and state tax rates. Total compensation relating to Dr. Bowden's relocation for fiscal 1999 was $14,211.

(6) Mr. Paiz was appointed Vice President, Operations as of June 9, 1998. In addition, Mr. Paiz received a signing bonus of $6,000.

(7) Ms. Otsuki resigned from her position as Vice President and Business Manager, International as of May 7, 1999.

(8) Mr. Burke resigned from his positions as Vice President, Finance and Administration and Chief Financial Officer as of September 8, 1998. Pursuant to the terms of his Employment Agreement dated September 8, 1998, Mr. Burke is available to provide services until August 31, 2001.

OPTION GRANTS IN FISCAL 1999

The following table summarizes options granted to the following executive officers during fiscal 1999, and the value of the options held by these officers at the end of fiscal 1999. Quidel does not grant Stock Appreciation Rights.

                                                INDIVIDUAL GRANTS
                              ----------------------------------------------------------
                               NUMBER OF       % OF TOTAL
                               SECURITIES        OPTIONS
                               UNDERLYING       GRANTED TO     EXERCISE
                                OPTIONS         EMPLOYEES      OR BASE
                                GRANTED         IN FISCAL       PRICE        EXPIRATION        GRANT DATE
NAME                            (#/SH)(1)        1999(2)       ($/SH)(3)       DATE(4)      PRESENT VALUE($)(5)
----                          ----------------------------   ------------   ------------  -----------------------
Andre de Bruin...........     1,428,420           55.8%        $ 3.250        6/09/2008       $ 3,101,243

Charles J. Cashion.......       225,000            8.8%          2.219       12/14/2008           292,050

Charles H. Bowden........       200,000            7.8%          2.563        9/01/2008           342,440

Mark E. Paiz.............        12,000                          2.969        4/28/2008            23,485
                                 25,000                          3.250        6/09/2008            54,278
                                 15,000            2.0%          3.375        7/28/2008            33,030

John D. Tamerius.........        15,000            0.6%          3.375        7/28/2008            33,030

Robin G. Weiner..........        15,000            0.6%          3.375        7/28/2008            33,030

Lauren G. Otsuki.........        15,000            0.6%          3.375        7/28/2008            33,030

Steven C. Burke..........        15,000            0.6%          3.375        7/28/2008            33,030
----------

(1) Except for options granted to Mr. de Bruin (see "Security Ownership of Certain Beneficial Owners and Management"), all options granted in fiscal 1999 vest annually over a four-year period commencing on the date of grant. The exercise price of the above options is equal to the fair market value of the common stock on the date of grant.

(2) Options representing a total of 2,559,720 shares of common stock were granted to employees in fiscal 1999.

(3) The exercise price on the date of grant was equal to 100% of the fair market value.

(4) The options have a term of ten years, subject to earlier termination related to the termination of employment.

(5) The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999: risk free interest rate of 5.00%, expected option life of 5.8 years, expected volatility of 0.72 and a dividend rate of zero. Option valuation using a Black-Scholes-based option pricing model generates a theoretical value based upon certain factors and assumptions. Therefore, the value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions and continued service with Quidel, since options remain exercisable for only a limited period following retirement, death or disability. The values reflected in this table or any other value may not be achieved.

AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND OPTION VALUES AT THE END OF FISCAL YEAR 1999

The following table sets forth information for the following executive officers regarding the exercise of stock options in fiscal 1999 and the number of stock options exercisable and unexercisable at the end of fiscal 1999. There were no options in-the-money at the end of fiscal 1999.

                                                                  NUMBER OF SECURITIES
                               SHARES                            UNDERLYING UNEXERCISED
                              ACQUIRED                        OPTIONS AT END OF FISCAL 1999
                                 ON            VALUE         --------------------------------
NAME                         EXERCISE(#)     REALIZED($)     EXERCISABLE  (1)   UNEXERCISABLE
----                         -----------     -----------     ----------------   -------------
Andre de Bruin.............       --                --           198,865          1,229,555

Charles J. Cashion.........       --                --                --            225,000

Charles H. Bowden..........       --                --            25,000            175,000

Mark E. Paiz...............       --                --             8,062             49,938

John D. Tamerius...........    3,362             7,770            60,614             88,126

Robin G. Weiner............       --                --            29,264             66,876

Lauren G. Otsuki...........    6,724            15,539            82,954            103,126

Steven C. Burke............       --                --           156,760                 --


----------
(1) Future exercisability is subject to a number of factors, including the optionee remaining employed by Quidel.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has selected the firm of Arthur Andersen L.L.P. to be independent auditors for the fiscal year ended March 31, 2000. Arthur Andersen L.L.P. will be replacing Ernst & Young L.L.P. as Quidel's independent auditors. Quidel expects Ernst & Young L.L.P.'s representatives to be present at the meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions. Ernst & Young L.L.P.'s reports on the financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles. In addition, during the two most recent fiscal years, there were no disagreements with Ernst & Young L.L.P. on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure. During the two most recent fiscal years, there have occurred none of the "reportable events" listed in Item 304(a)(1)(v)(A-D) of Regulation S-K. The change in certifying accountants is expected to take place during July 1999. Representatives of Arthur Andersen L.L.P. have offered to be present at the meeting.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the directors and executive officers of Quidel and persons who own more than ten percent (10%) of Quidel's common stock are required to report their initial ownership of Quidel common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and The Nasdaq National Market. Specific due dates for these reports have been established, and Quidel is required to disclose in this Proxy Statement any late filings during fiscal 1999. To Quidel's knowledge, based solely on its review of the copies of the reports required to be furnished to Quidel, all of these reports were timely filed, except for the Form 4 for Mr. Paiz, Mr. Tamerius and Ms. Weiner related to the grant of stock options in July 1998. In addition, a Form 4 was not timely filed by Mr. Paiz and Ms. Weiner and a former officer Ms. Otsuki who purchased 2,609, 1,957 and 652 shares, respectively on February 14, 1999, as part of the Employee Stock Purchase Plan.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors administers Quidel's executive compensation programs. After consideration of the Compensation Committee's recommendations, the full Board of Directors reviews and approves salaries of all elected officers, including those of the executive officers named in the Summary Compensation Table. The Committee is responsible for recommending to the Board and administering all other elements of executive compensation, including annual incentive awards and stock options. The executive compensation programs are designed to:

    - provide competitive levels of base compensation in order to attract, retain and motivate high-quality employees;

    -  tie individual total compensation to the success of Quidel; and

    - align the interests of Quidel's executive officers with those of the stockholders.

BASE SALARY

Base salary is targeted to be moderate yet competitive in relation to salaries commanded by those in similar positions in comparable companies. The Compensation Committee reviews management recommendations for executives' salaries and examines survey data for executives with similar responsibilities in comparable companies in the medical and biotechnology industry. Individual salary determinations are based on experience, sustained performance and comparison to peers inside and outside of Quidel.

ANNUAL INCENTIVE AWARDS

Quidel maintains a management incentive compensation plan that is designed to reward officers for their contributions to corporate and individual objectives. Under the plan, each participating officer is entitled to receive a cash bonus if certain corporate goals are met in a particular fiscal year.

Each eligible employee's potential annual award under the plan is expressed as a percentage of the total base compensation earned by the individual during the fiscal year. During fiscal 1999, the percentages for the Chief Executive Officer and all participating Vice Presidents were set at 40% and 30%, respectively. These percentages could be increased in the event the maximum target levels are exceeded for corporate goals. For the year ended March 31, 1999, targeted corporate goals were not achieved and incentive compensation was not awarded, except for a payment made to Mr. Paiz of $27,000.

STOCK OPTIONS

The Compensation Committee administers the employee stock option plans and recommends stock option grants to the Board of Directors. The plan is designed to align the interests of management with those of the stockholders. The number of stock options granted is related to the recipient's base compensation and level of responsibility. All options are granted with an option exercise price equal to the fair market value of the common stock on the date of grant.

The stock option program for Quidel's officers is designed to provide a reward for the achievement of the same corporate goals provided for under the incentive compensation plan. In fiscal 1999, the programs resulted in an aggregate grant of options to purchase 537,000 shares of common stock to a total of seven current and former officers. Included in the options granted was (1) the grant to Mr. Paiz of 12,000 options on April 28, 1998 while he was Senior Director, Manufacturing, the grant of 25,000 options on June 9, 1998, the date of his appointment to Vice President, Operations and an additional 15,000 options on July 28, 1998 in recognition of achieving certain corporate goals; (2) the grant to Dr. Bowden of 200,000 options upon joining Quidel on September 9, 1998; (3) the grant to Mr. Cashion of 225,000 options upon joining Quidel on December 14, 1998 per his Employment Agreement; (4) the grants to current officers Mr. Tamerius and Ms. Weiner of 15,000 options each on July 28, 1998 to reward the achievement of certain corporate goals. A former officer, Ms. Otsuki, was granted 15,000 options on July 28, 1998, of which 12,188 options were unvested as of her resignation on May 7, 1999. All of Ms. Otsuki's unvested options as of her resignation date cancelled on her resignation date. All of

Ms. Otsuki's granted options that were fully vested by the date of her resignation expire 90 days after her date of resignation. Mr. Burke was also granted 15,000 options on July 28, 1998 to reward the achievement of certain corporate goals. See "Executive Compensation" in this Proxy Statement for further information.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

In making the offer to Mr. de Bruin, the Board and the Compensation Committee took into consideration Quidel's need for new leadership, the need to align Mr. de Bruin's interests with those of the stockholders, and the compensation of comparable chief executive officers at comparable companies in the area and in the country.

                             COMPENSATION COMMITTEE

                             Richard C.E. Morgan (Chairman)
                             Mary Lake Polan, M.D., Ph.D.
                             Margaret G. McGlynn, R.Ph.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Morgan, Dr. Polan and Ms. McGlynn are not current or former officers or employees of Quidel. There are no Compensation Committee interlocks between Quidel and other entities involving Quidel's executive officers and board members who serve as executive officers or board members of the other entities.

                       STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on Quidel's common stock with the cumulative total return of the Nasdaq U.S. Index and the Nasdaq Pharmaceutical Index for the period beginning March 31, 1994 and ending March 31, 1999. The graph assumes that all dividends have been reinvested.


                                    [CHART]


                                  3/31/94  3/31/95   3/31/96   3/31/97  3/31/98   3/31/99
Quidel Corporation                $100.00   $92.31   $115.39    $79.49   $62.18    $41.03
NASDAQ Pharmaceutical Stocks      $100.00   $99.90   $176.10   $161.24  $192.71   $244.67
NASDAQ Stock Market               $100.00  $111.25   $151.06   $167.83  $254.43   $342.42


* Nasdaq Stock Market total return indexes prepared by The Center for Research in Securities Prices at the University of Chicago.

                                 ANNUAL REPORT

The 1999 Annual Report to Stockholders has been mailed to stockholders concurrently with this Proxy Statement. The annual report is not incorporated into, and is not deemed to be a part of, this Proxy Statement.

A copy of Quidel's annual report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to the Investor Relations department at Quidel Corporation, 10165 McKellar Court, San Diego, California 92121. In addition, you may call (619) 646-8031, or e-mail at ir@quidel.com.

                      DEADLINE FOR STOCKHOLDER PROPOSALS

Stockholders who wish to include proposals for action at Quidel's 2000 Annual Meeting of Stockholders in next year's proxy statement and proxy must cause their proposals to be received in writing by the Secretary at the address set forth on the first page of this Proxy Statement no later than March 5, 2000.

Stockholders who do not present proposals for inclusion in the Proxy Statement but who still intend to submit a proposal at the 2000 Annual Meeting must, in accordance with Quidel's bylaws, provide timely notice of the matter to the Secretary. To be timely, written notice must be received by the Secretary no less than 60 days nor more than 90 days prior to the annual meeting. If less than 60 days' notice or prior public disclosure of the date of the scheduled annual meeting is given, then notice of the proposed business matter must be received by the Secretary no later than the close of business on the tenth day following the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting the business at the annual meeting, (b) the stockholder's name and address, as they appear on Quidel's records, (c) the class and number of shares which a stockholder beneficially owns, (d) any material interest of the stockholder in the business and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his or her capacity as a proponent of the stockholder proposal.

                                 OTHER BUSINESS

Quidel knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

San Diego, California


July 2, 1999



STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES ON, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                              QUIDEL CORPORATION

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 27, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned Stockholder of QUIDEL CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting to be held on July 27, 1999 at 10:00 a.m., at the Wyndham Garden Hotel, 5975 Lusk Boulevard, San Diego, California 92121, and hereby appoints Richard C. E. Morgan and Charles
J. Cashion, and each of them, proxies and attorneys-in-fact, each with full power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote QUIDEL CORPORATION Common Stock held by the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.

                 IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

                          PLEASE DATE, SIGN AND MAIL YOUR
                        PROXY CARD BACK AS SOON AS POSSIBLE!

                          ANNUAL MEETING OF STOCKHOLDERS
                              QUIDEL CORPORATION

                                JULY 27, 1999




               Please Detach and Mail in the Envelope Provided


    Please mark your
/X/ votes as in this
    example.


                FOR all nominees       WITHHOLD authority
            listed at right (except     to vote for all
                 as indicated)       nominees listed to right.
1. To elect seven      / /                   / /    NOMINEES:                       2. To transact such other business as may
   directors to                                       Richard C. E. Morgan             properly come before the meeting or any
   serve for the                                      Thomas A. Glaze                  adjournments or postponements thereof.
   ensuing years                                      John D. Diekman, Ph.D.
   and until their successors are                     Mary Lake Polan, M.D., Ph.D.  PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN
   elected.                                           Faye Wattleton                THIS CARD.
If you wish to withhold authority                     Margaret G. McGlynn, R.Ph.
to vote for any nominee, strike                       Andre de Bruin
a line through that nominee's name
listed at right.



Signature(s): _________________________________ Date: __________________________
NOTE: This Proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appear herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
      If shares are held by joint tenants or as community property, both should sign.